EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
Contact:	Jeffrey R. Hines, President	York, PA 17401
or
Kathleen M. Miller, Chief Financial Officer

Phone:	717-845-3601	FOR IMMEDIATE RELEASE

THE YORK WATER COMPANY ANNOUNCES THIRD QUARTER AND NINE MONTH EARNINGS

York, Pennsylvania, November 5, 2010:  The York Water Company's (NASDAQ:YORW) President, Jeffrey R. Hines, announced today the Company's financial results for the third quarter and the first nine months of 2010.

President Hines reported that third quarter operating revenues of $10,487,000 increased $737,000 and net income of $2,670,000 increased $579,000 compared to the third quarter of 2009.  Earnings per share of $0.21 for the three-month period increased $0.03 over the same period last year.

President Hines also reported that the first nine months operating revenues of $29,251,000 increased $1,517,000, and net income of $6,853,000 increased $1,352,000 compared to the first nine months of 2009. Higher revenues and lower expenses caused the increase in net income.  Higher water revenues were due to growth in the customer base, increased consumption, and an increase in the Distribution System Improvement Charge (DSIC).  The DSIC is a Pennsylvania Public Utility Commission allowed charge that water utilities collect from customers for the replacement of aging infrastructure.

Lower interest expense, reduced retirement costs, higher capitalized expenses and lower salaries and wages due to a one-time vacation accrual adjustment in 2009, made up most of the reduction in expenses compared to the first nine months of 2009.  Earnings per share of $0.54 for the nine-month period increased $0.06 over the same period last year.

During the first nine months of 2010, the Company invested $5.7 million in construction projects.  The majority of the construction expenditures were for upgrades and additions to current facilities as well as replacements of aging infrastructure.  The Company plans to invest up to $5.5 million during the remainder of 2010 in additional infrastructure projects to ensure a safe, adequate and reliable supply of drinking water.

	Period Ended September 30
	In 000's (except per share)
	Quarter		Nine Months
	2010	2009	2010	2009
Operating Revenues	$10,487	$ 9,750	$ 29,251	$ 27,734
Net Income	$ 2,670	$ 2,091	$ 6,853	$ 5,501
Average Number of Common Shares Outstanding	12,648	11,456	12,611	11,414
Basic Earnings Per Common Share	$ 0.21	$ 0.18	$ 0.54	$ 0.48
Dividends Paid Per Common Share	$ 0.128	$ 0.126	$ 0.384	$ 0.378

This news release may contain forward-looking statements regarding the Company’s operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company’s actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.

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